Exhibit 10.1

EXECUTION COPY

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE SECOND LIEN BOND DEBT. EACH CONSENTING SECOND LIEN CREDITOR’S VOTE ON THE PLANS SHALL NOT BE SOLICITED UNTIL THE CONSENTING SECOND LIEN CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENTS AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT, FORBEARANCE, AND SETTLEMENT AGREEMENT

This Restructuring Support, Forbearance, and Settlement Agreement dated as of October 4, 2016, including all schedules, annexes, and exhibits attached hereto (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”)), (iii) Caesars Acquisition Company solely for Sections 2(b)(vii), 5(g) and 30 (“CAC”), (iv) each of the undersigned bond holders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of Second Lien Bond Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any Second Lien Bond Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Second Lien Creditors,”), and (v) the Second Lien Committee (as defined below) (and together with the Consenting Second Lien Creditors, Caesars Parties, and CAC, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the CEOC Plan (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Parties and their representatives have engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s and CEC’s indebtedness and other obligations pursuant to the terms and conditions of this Agreement, the CEOC Plan (attached hereto as Exhibit A), the CEC Plan (if any) and the Definitive Documentation (the terms and conditions of the CEOC Plan as it is to be modified pursuant to the terms of this Agreement shall hereinafter be referred to as the “Restructuring”);

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Second Lien Creditors in their respective capacities as holders of Second Lien Bond Claims and the Second Lien Committee, on the one hand, and the Caesars Parties and CAC on the other, including any litigation-related claims initiated by or against the Company and CEC and any objections to allowance of Second Lien Bond Claims by any of the Debtors;

WHEREAS, the Restructuring will be implemented through the Plans and the Definitive Documentation (each, as defined below); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“105 Injunction Order” means an order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases,.

“1L RSA Forbearance Fees” means cash fees equal to 3.25% of the First Lien Fee Bonds held by the Consenting Second Lien Creditors.

“2008 Second Lien Indenture” means that certain Indenture, dated as of December 24, 2008, as amended by the First Supplemental Indenture, dated as of July 22, 2009, and the Second Supplemental Indenture, dated as of April 12, 2013, between CEOC as issuer, CEC, as Parent Guarantor, and U.S. Bank National Association, as former trustee, and all ancillary and related documents.

“2009 Second Lien Indenture” means that certain Indenture, dated as of April 15, 2009, as amended by the First Supplemental Indenture, dated as of May 18, 2009, and the Second Supplemental Indenture, dated as of April 12, 2013 between CEOC, as issuer, CEC, as Parent Guarantor, and U.S. Bank National Association, as former trustee, and all ancillary and related documents.

“2010 Second Lien Indenture” means that certain Indenture, dated as of April 16, 2010, as amended by the Supplemental Indenture, dated as of May 20, 2010 and the Second Supplemental Indenture, dated as of April 12, 2013, between CEOC, as issuer, CEC, as Parent Guarantor, and U.S. Bank National Association, as former trustee, and all ancillary and related documents..

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise or through intermediaries) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 16 hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, agreement, offer, transaction, settlement, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the assets and liabilities of CEC and/or the Company and its controlled subsidiaries.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois and whichever court of competent jurisdiction in which a bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented, if any, is filed. For the avoidance of doubt, any bankruptcy commenced by CEC shall be filed in the United States Bankruptcy Court for the Northern District of Illinois and CEC shall move to transfer venue of any bankruptcy case commenced by a CEC Bankruptcy Event to which CEC has not consented to the United States Bankruptcy Court for the Northern District of Illinois.

“BOKF” means BOKF, N.A.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entm’t Operating Co., Inc. v. Caesars Entm’t Corp., et. al., Case No. 10004-VCG (Del. Ch.); (b) Trilogy Portfolio Co., LLC, et. al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.); (c) Frederick Barton Danner v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7973 (S.D.N.Y.); (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entm’t Corp., Case No. 15-cv-01561 (S.D.N.Y.); (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entm’t Operating Co., Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entm’t Operating Co., Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entm’t Operating Co.. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entm’t Operating Co., Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entm’t Corp., Case No. 15-cv-04634 (S.D.N.Y.); and (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entm’t Corp., Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Caesars Parties RSAs” means, collectively, (i) the First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated as of July 9, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, and CEC, and (ii) the First Amended and Restated Restructuring Support Agreement,

dated as of July 9, 2016, including all schedules, annexes, and exhibits attached thereto (as amended, supplemented, or otherwise modified from time to time), among CEOC, on behalf of itself and each of the Debtors, CAC, on behalf of itself and each of its direct and indirect subsidiaries, and solely as to Section 26 thereof, CEC, in the case of each of (i) and (ii), as may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Bankruptcy Event” means the filing against CEC of an involuntary bankruptcy petition.

“CEC Chapter 11 Case” means, if applicable, a voluntary chapter 11 case filed by CEC or a chapter 11 case commenced by a CEC Bankruptcy Event in which CEC has consented to the entry of an order for relief.

“CEC Confirmation Order” means, if applicable, an order by the Bankruptcy Court confirming a CEC Plan, which shall be in substance consistent with this Agreement and shall otherwise be reasonably satisfactory to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC.

“CEC Disclosure Statement” means, if applicable, CEC’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject a CEC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of a CEC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be in substance consistent with this Agreement and shall otherwise be reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC.

“CEC Petition Date” means, if applicable, the date on which CEC commences a CEC Chapter 11 Case.

“CEC Plan” means, if applicable, a chapter 11 plan of reorganization for CEC (including, without limitation, all supplements to the CEC Plan filed with the Bankruptcy Court) through which the Restructuring may be effected (as amended, supplemented, or otherwise modified from time to time), and which plan, together with the CEOC Plan, must deliver economically identical treatment and recoveries to the holders of Second Lien Bond Claims as those set forth in the CEOC Plan, shall be in substance consistent with this Agreement and shall otherwise be reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEC Plan that has, or could have in the good faith opinion of the Second Lien Committee after consulting with the Second Lien Committee Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Second Lien Committee.

“CEC Termination Event” has the meaning set forth in Section 11 hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CEOC Confirmation Order” means an order by the Bankruptcy Court confirming the CEOC Plan, which shall be in substance consistent with this Agreement and be reasonably satisfactory to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company.

“CEOC Disclosure Statement” means the Company’s disclosure statement as amended by this Agreement (if necessary), including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the CEOC Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the CEOC Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be in substance consistent with this Agreement and otherwise reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company.

“CEOC Plan” means the plan in form and substance attached as Exhibit A hereto (including, without limitation, the Convertible Notes Indenture attached hereto as Exhibit A-1 and all other supplements to the CEOC Plan filed with the Bankruptcy Court) as amended by this Agreement through which the Restructuring will be effected, and which shall otherwise be reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), CEC, and the Company. For the avoidance of doubt, any amendment, supplement, modification or restatement of the CEOC Plan that has, or could have in the good faith opinion of the Second Lien Committee after consulting with the Second Lien Committee Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Second Lien Committee.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et al., Case No. 15-01145 (Bankr. N.D. Ill.).

“CIE Agreement” means the CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016, by and among (i) Caesars Interactive Entertainment, Inc., (ii) Caesars Acquisition Company, on behalf of itself and each of its direct and indirect subsidiaries, (iii) CEC, on behalf of itself and each of its direct and indirect subsidiaries, other than the Company, and (iv) the Company.

“CIE SPA” means that certain stock purchase agreement, dated as of July 30, 2016, by and between: (i) Caesars Interactive Entertainment, Inc., an indirect Subsidiary of CAC; (ii) Alpha Frontier Limited, backed by a consortium that includes Giant Investment (HK) Limited, an affiliate of Shanghai Giant Network Technology Co., Ltd.; Yunfeng Capital; China Oceanwide Holdings Group Co., Ltd.; China Minsheng Trust Co., Ltd.; CDH China HF Holdings Company Limited and Hony Capital Fund; and (iii) solely for certain limited purposes described therein, Caesars Growth Partners, LLC, and CIE Growth, LLC.

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, Second Lien Indentures, or the Unsecured Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, and (ii) without limiting Section 13 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim.

“Claim Holder” refers to (i) each Consenting Second Lien Creditor, (ii) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Second Lien Indentures and includes Delaware Trust as current successor Collateral Agent and WSFS as former Collateral Agent.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Orders” means the CEOC Confirmation Order and the CEC Confirmation Order.

“Consenting Second Lien Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the Plans, all supplements to the Plans (including, without limitation, all of the documents necessary to implement the Plans and the Restructuring), Confirmation Orders, Disclosure Statements, any court filings in (a) the Chapter 11 Cases or (b) a CEC Chapter 11 Case that could be reasonably expected to affect the interests of holders of Second Lien Bond Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing. For the avoidance of doubt, any amendment, supplement, modification or restatement of the Definitive Documentation that has, or could have in the good faith opinion of the Second Lien Committee after consulting with the Second Lien Committee Professionals, any material impact on the legal or economic rights of the Second Lien Bond Claims must be approved by the Second Lien Committee.

“Delaware Trust” means Delaware Trust Company.

“Disclosure Statements” means the CEOC Disclosure Statement and the CEC Disclosure Statement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plans have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plans become effective or are consummated.

“Estate Claims Complaint” means the complaint filed in the adversary proceeding captioned Caesars Entm’t Operating Co., Inc. et al. v. Caesars Entm’t Corp., et al., Adv. P. 16-0522 [Adv. P. ECF No. 1].

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank RSA” means the Restructuring Support and Forbearance Agreement dated as of June 20, 2016, by and between the Company, CEC and certain holders of First Lien Bank Debt (as it may be further amended, restated and/or modified pursuant to the terms thereof).

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Bond RSA” means the Restructuring Support and Forbearance Agreement dated as of October 7, 2015, by and between the Company, CEC and certain holders of First Lien Bond Debt (as it may be further amended, restated and/or modified pursuant to the terms thereof).

“First Lien Fee Bonds” means First Lien Bond Debt that has not, or will not, receive any RSA Forbearance Fees (as defined in the First Lien Bond RSA) pursuant to the First Lien Bond RSA or First Lien Bank RSA.

“First Lien Fee Bond Parties” means Consenting Second Lien Creditors that sign this Agreement within two (2) Business Days following the Agreement Effective Date.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020, and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“Forbearance Defaults” means defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, and (g) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“Involuntary Petition” means the chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware, currently docketed as Case No. 15-3193 (Bankr. N.D. Ill.).

“June 28 CEOC Plan” means the Debtors’ Second Amended Joint Plan of Reorganization [ECF No. 4218] filed in connection with the Chapter 11 Cases on June 28, 2016.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.75% Notes due 2017, dated August 12, 2014.

“Outside Date” means October 31, 2017; provided that the Parties shall negotiate in good faith a reasonable extension of the Outside Date if (x) the Parties have otherwise complied with the terms of this Agreement, the Definitive Documents and the Plans and (y) all other events and actions necessary for the occurrence of the Effective Date and consummation of the Restructuring have occurred other than the delivery, release, or receipt of regulatory or licensing approvals or a court order necessary for the occurrence of the Effective Date and consummation of the Restructuring, assuming, as applicable, that (a) all submissions or other information necessary to the grant of the regulatory or licensing approvals have been made, and (b) all litigation activity or similar actions necessary to permit the issuing court to make its decision is concluded, and such decision, when issued, shall be final and non-appealable.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plans” means the CEOC Plan and the CEC Plan.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Second Lien Creditors” means, as of any time of determination, the Consenting Second Lien Creditors holding greater than two-thirds of the aggregate amount of all Second Lien Bond Claims held at such time by all of the Consenting Second Lien Creditors; provided that any Second Lien Bond Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in either the numerator or the denominator of the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties; (ii) the Consenting Second Lien Creditors, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party; and (iii) the Second Lien Committee.

“Restructuring Support Period” means the period commencing on the Agreement Effective Date and ending on the date on which this Agreement is terminated in accordence with its terms.

“SDNY Guaranty Cases” means the cases captioned (a) Trilogy Portfolio Company, LLC, et. al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.); (b) Frederick Barton Danner v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7973 (S.D.N.Y.); (c) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entm’t Operating Co., Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entm’t Operating Co., Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entm’t Operating Co.. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entm’t Operating Co., Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entm’t Corp., Case No. 15-cv-04634 (S.D.N.Y.); and (d) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entm’t Corp., Case No. 15-cv-08280 (S.D.N.Y.).

“Second Lien Bond Claim” means a Claim in respect of Second Lien Bond Debt.

“Second Lien Bond Debt” means indebtedness incurred by the Company pursuant to the Second Lien Indentures.

“Second Lien Bond Fees and Expenses” means all reasonable and documented fees, expenses, costs, disbursements, and advances of or to the Trustees, the Collateral Agents, and the Second Lien Bond Professionals incurred in their representation of or on behalf of holders of Second Lien Bond Debt, the Trustees, or the Collateral Agents in connection with or related to the Company, CEC, CAC, or any of their Affiliates, including, without limitation, in connection with or related to (a) the Involuntary Petition; (b) the Chapter 11 Case; (c) the case captioned Caesars Entm’t Operating Co., Inc., et al. v. Appaloosa Inv. Ltd. P’ship I, et al., Index No. 652392-2014 (N.Y. Sup. Ct.); (d) the case captioned Appaloosa Inv. Ltd. P’ship I, et al. v. Caesars Entm’t Corp., Index No. 653351-2016 (N.Y. Sup. Ct.); (e) the case captioned Credit Suisse AG, Cayman Islands Branch v. Appaloosa Inv. Ltd. P’ship I, Index No. 651134-2015 (N.Y. Sup. Ct.); (f) the case captioned Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entm’t Operating Co., Inc. v. Caesars Entm’t Corporation, et. al., Case No. 10004-VCG (Del. Ch.); (g) the case captioned BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entm’t Corp., Case No. 15-cv-01561 (S.D.N.Y.); (h) adversary proceedings related to the Chapter 11 Cases; and (i) the Second Lien Indentures from the date of the Second Lien Bond Professionals’, Trustees’, and Collateral Agents’ respective retentions through and including the later of either (i) the termination of this Agreement or (ii) the Effective Date; provided that documentation of such Second Lien Bond Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines. For the avoidance of doubt, the reasonableness of the Second Lien Bond Fees and Expenses will be as set forth in the Second Lien Indentures.

“Second Lien Bond Professionals” means Jones Day; Young Conway Stargatt & Taylor; Arent Fox LLP; Foley & Lardner LLP; Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.; the Bifferato Firm; Bryan Cave; Kelley, Drye & Warren LLP; Sills Cummis & Gross; Phelps Dunbar LLP; Bruce Leslie; IceMiller; Balch & Bingham, LLP; Ungaretti & Harris; Kozacky Weitzel McGrath, P.C.; Frederic Dorwart, Lawyers; Houlihan Lokey Capital, Inc.; Fulcrum Financial Inquiry LLP; DF King & Co., Inc.; San Marino Business Partners LLC; Carlson Dash, LLC; Chris Hillcoat; Phoenix Management Services; Floyd Advisory and any other experts, consultants, or professionals retained by any of them or by the Trustees.

“Second Lien Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

“Second Lien Committee Members” means each of the following, in each case solely in its capacity as a member of the Second Lien Committee: (a) WSFS in its capacity as successor Indenture Trustee under the 2009 Second Lien Indenture; (b) BOKF in its capacity as successor Indenture Trustee under the 2010 Second Lien Indenture; (c) Delaware Trust Company in its capacity as successor Indenture Trustee under the 2008 Second Lien Indenture; (d) Tennenbaum Opportunities Partner V, LP; (e) Centerbridge Credit Partners Master LP; (f) Palomino Fund Ltd.; and (g) Oaktree FF Investment Fund LP.

“Second Lien Committee Professionals” means Jones Day, Houlihan Lokey, and Zolfo Cooper.

“Second Lien Cooperation Agreement” means that certain Amended and Restated Cooperation Agreement dated as of August 3, 2016 executed by certain holders of Second Lien Bond Claims who are also Second Lien Consenting Creditors.

“Second Lien Guaranty Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entm’t Operating Co., Inc. v. Caesars Entm’t Corp., et. al., Case No. 10004-VCG (Del. Ch.) and (b) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entm’t Corp., Case No. 15-cv-01561 (S.D.N.Y.).

“Second Lien Guaranty Plaintiffs” means BOKF and WSFS as plaintiffs in their respective Second Lien Guaranty Cases.

“Second Lien Indentures” means (a) the 2008 Second Lien Indenture; (b) the 2009 Second Lien Indenture; and (c) the 2010 Second Lien Indenture.

“Second Lien Lawsuit” means the case captioned Appaloosa Investment Limited Partnership I, et. al. v. Caesars Entm’t Corp., Case No. 653351 (NY Sup Court).

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Termination Events” has the meaning set forth in Section 11(a) hereto.

“Transfer” has the meaning set forth in Section 13 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trilogy Case” means the case captioned Trilogy Portfolio Company, LLC, et. al. v. Caesars Entm’t Corp. and Caesars Entm’t Operating Co., Inc., No. 14-cv-7091 (S.D.N.Y.).

“Trustees” means (a) WSFS, as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018 and former Indenture Trustee under the 2008 Second Lien Indenture and 2010 Second Lien Indenture; (b) Delaware Trust in its capacity as successor Indenture Trustee under the 2008 Second Lien Indenture; and (c) BOKF in its capacity as successor Indenture Trustee under the 2010 Second Lien Indenture.

“Unsecured Bond Claim” means a Claim in respect of Unsecured Bond Debt.

“Unsecured Bond Debt” means indebtedness incurred by the Company pursuant to the Unsecured Indentures.

“Unsecured Indentures” means the indentures governing CEOC’s (a) 10.75% senior notes due 2016, (b) 10.75%/11.5% senior toggle notes due 2018, (c) 6.5% senior notes due 2016, and (d) 5.75% senior notes due 2017.

“WSFS” means Wilmington Savings Fund Society, FSB.

(b) Rules of Construction. Each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Plans, and the Definitive Documentation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) [Intentionally Omitted.]

(b) Affirmative Covenants of Restructuring Support Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation and other documentation necessary to effectuate the Restructuring, in form and substance consistent in all material respects with this Agreement and the treatment and recoveries provided to holders of Second Lien Bond Claims pursuant to the Plans, and as otherwise reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to adversely affect the interests of CEC, which, for the avoidance of doubt, include but are not limited to a CEC Disclosure Statement, a CEC Plan, and a CEC Confirmation Order);

(ii) support and consent to (and with respect to the Second Lien Committee, support and not hinder) those actions and transactions contemplated by this Agreement and the Plans, or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the release and exculpation provisions to be provided in the Plans;

(iv) as soon as practicable after the date hereof (and, in any event, before any deadline for additional document production), grant, request and/or support, as applicable, a stay of all proceedings, orders and deadlines relating to all discovery, including all subpoenas, requests for interrogatories and document requests, relating to confirmation of the CEOC Plan served on or against (a) the other Restructuring Support Parties and/or (b) any other individual or entity not opposing the CEOC Plan until the earlier of (x) the Effective Date of the CEOC Plan or (y) seven days after the termination of this Agreement for any reason, provided that in the event the stays sought pursuant to this Section 2(b)(iv) are not granted, the Second Lien Committee and any Consenting Second Lien Creditor (or their counsel or other advisors) who have brought such discovery will execute and file stipulations voluntarily withdrawing any such discovery or related pending motions without prejudice. For the avoidance of doubt, all discovery, including subpoenas, directed to David Bonderman, Kelvin Davis, Eric Hession, Gary Loveman, Marc Rowan and David Sambur is subject to this provision;

(v) support a request that the Bankruptcy Court stay any ruling on the Involuntary Petition (provided that, the Involuntary Petition shall be deemed dismissed as moot upon the Effective Date of the CEOC Plan);

(vi) negotiate in good faith an amendment to the tolling agreements in respect of the Estate Claims Complaint pursuant to which the termination of such tolling agreements shall be prohibited while this Agreement remains effective;

(vii) amend (i) the Voting Agreement, dated as of July 9, 2016, by and among CEC, Hamlet Holdings LLC, its members named therein, and solely with respect to certain provisions of such Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP, and certain of their co-investors, and (ii) the Voting Agreement, dated as of July 9, 2016, by and among CAC, Hamlet Holdings LLC, its members named therein, and solely with respect to certain provisions of such Voting Agreement, affiliates of Apollo Global Management, LLC and TPG Capital, LP, and certain of their co-investors, pursuant to which the Second Lien Committee, the Second Lien Committee, and the Requisite Consenting Second Lien Creditors shall be added as third party beneficiaries thereunder; and

(viii) support, and instruct the Trustees to support, as applicable, any motion filed by the Company seeking, extending or modifying a 105 Injunction Order temporarily enjoining the Caesars Cases and take no action, directly or indirectly, to object to or otherwise delay the entry of a 105 Injunction Order.

(c) Affirmative Covenants of Consenting Second Lien Creditors. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Consenting Second Lien Creditors shall:

(i) vote in favor of the Plans, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of such Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plans); provided that the foregoing may be waived by the Company in the Chapter 11 Cases or by CEC in a CEC Chapter 11 Case, each in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Second Lien Creditors at any time following the termination of this Agreement with respect to such Consenting Second Lien Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Second Lien Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement, and (y) if this Agreement, the Plans or the Definitive Documentation is amended in a manner that would adversely affect a Consenting Second Lien Creditor’s Claim(s), such Consenting Second Lien Creditor (1) shall no longer be obligated to vote hereunder in respect of any
Claim(s) and shall be permitted to vote its Claim(s) to reject such Plan(s), (2) to the extent such Consenting Second Lien Creditor has voted any Claim(s) hereunder, shall be permitted to revoke its vote in respect of such Claim(s) (and upon such revocation, such vote shall be deemed void ab initio) and to vote such Claim(s) to reject such Plan(s), and (3) notwithstanding anything herein to the contrary, shall be permitted to support and vote its Claim(s) for, and consent to, an Alternative Proposal and take any action in respect of its Claims; provided that nothing in this Section 2(c)(i) shall in any way limit any Party’s rights or obligations arising under the Bankruptcy Code or applicable non-bankruptcy law;

(ii) as soon as reasonably practicable after the later of (x) the Agreement Effective Date or (y) the date and time upon which CEC may no longer terminate this Agreement pursuant to Section 11(c), each Consenting Second Lien Creditor (A) who is a plaintiff in the Second Lien Lawsuit shall immediately seek a mutually agreed stay with CEC in respect of the Second Lien Lawsuit and (B) on its own behalf with respect to the Second Lien Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Claims, shall instruct the applicable Trustee to immediately, and use its commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Second Lien Lawsuit, provided that in the event the stay sought pursuant to this Section 2(c)(ii) is not granted, each applicable Consenting Second Lien Creditor will on its own behalf, and will instruct the applicable Trustee, to execute and file stipulations voluntarily withdrawing any pending motions without prejudice, solely to the extent such claims will remain fully preserved notwithstanding such withdrawal;

(iii) as soon as reasonably practicable after the later of (x) the Agreement Effective Date or (y) the date and time upon which CEC may no longer terminate this Agreement pursuant to Section 11(c), and subject to Section 4, each Consenting Second Lien Creditor, on its own behalf with respect to the Second Lien Claims held by such Party, but, for the avoidance of doubt, not purporting to represent any requisite majority of holders of Second Lien Claims, shall instruct the Trustees to immediately, and use their commercially reasonable efforts to, seek a mutually agreed stay with CEC in respect of the Second Lien Guaranty Cases, until the earlier of (x) the Effective Date of the CEOC Plan that settles all such claims (at which time such actions shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; and

(iv) as soon as reasonably practicable after the Agreement Effective Date, the Petitioning Creditors shall request the Bankruptcy Court to hold in abeyance any ruling on their Involuntary Petition.

(d) Affirmative Covenants of the Second Lien Committee. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Second Lien Committee shall:

(i) request the Bankruptcy Court to continue to hold in abeyance its motion seeking derivative standing to commence and prosecute certain claims on behalf of the Debtors’ estates [ECF No. 3694] until the earlier of (x) the Effective Date of the CEOC Plan which settles all such claims (at which time such actions shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the Bankruptcy Court denies the Second Lien Committee’s request or otherwise does not continue to hold the motion in abeyance, the Second Lien Committee will execute and file stipulations voluntarily withdrawing such motion without prejudice, provided that the Second Lien Committee shall not be precluded from seeking relief that it believes in its reasonable good faith (in consultation with the Company) to be necessary to prevent any risk of the lapsing of any applicable statutes of limitations, provided, however, that any such actions are subject to the settlement embodied herein requiring that any and all relief ordered shall be waived by the Second Lien Committee and other Parties if the Effective Date of the CEOC Plan occurs;

(ii) request a stay of its cross appeal of the Bankruptcy Court’s order overruling objections of the Subsidiary-Guaranteed Notes Indenture Trustee to Claims No. 2797 and 4822 [ECF No. 3773] and shall seek to hold such appeal in abeyance until the earlier of (x) the Effective Date of the CEOC Plan (at which time such appeal shall be dismissed with prejudice) or (y) the termination of this Agreement for any reason; provided, however, that if the stay is denied, the Second Lien Committee may continue prosecuting its appeal and take all appropriate actions once the appeal is determined subject to the settlement embodied herein requiring that any and all relief ordered shall be waived by the Second Lien Committee and other Parties if the Effective Date of the CEOC Plan occurs;

(iii) provide the Company a letter in form and substance agreed to by the Requisite Second Lien Committee Members (in consultation with the Company and CEC) that can be distributed to holders of Second Lien Bond Claims at a time when this Agreement has not been Terminated, which letter shall urge such holders to accept the CEOC Plan; and

(iv) if applicable, provide CEC a letter in form and substance agreed to by the Requisite Second Lien Committee Members (in consultation with the Company and CEC) that can be distributed to holders of Second Lien Bond Claims at a time when this Agreement has not been Terminated, which letter shall urge such holders to accept the CEC Plan.

(e) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, or support, or with respect to the Consenting Second Lien Creditors vote its Claims for or consent to, an Alternative Proposal;

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC; or

(iii) with respect to the Consenting Second Lien Creditors and Second Lien Committee, object to, hinder, or otherwise delay the payment of any “CEC Expense Amounts” or “South Korea Amounts” as each such term is defined under the CIE Agreement.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases or a CEC Chapter 11 Case so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not materially hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Forbearance.

(a) Following the later of (x) the Agreement Effective Date or (y) the date and time upon which CEC may no longer terminate this Agreement pursuant to Section 11(c), until the termination of this Agreement (a “Forbearance Termination Event”), each Consenting Second Lien Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Second Lien Indentures or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Second Lien Creditors hereunder to forbear from exercising rights and remedies (i) under the Second Lien Indentures and (ii) in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Caesars Parties hereby waive (to the extent permitted by applicable law).

(c) The Caesars Parties agree that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Second Lien Creditors, the Trustees or the Collateral Agent, as applicable, may proceed, subject to the terms of the Second Lien Indentures, and applicable law, to exercise any or all rights and remedies under the Second Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Second Lien Creditor, the Caesars Parties shall not commence any litigation or interpose or join in any claim arising from or in any way related to the Second Lien Indentures, the Second Lien Bond Claims, the Company, CEC, CAC, or any of their respective Affiliates against any such Consenting Second Lien Creditor. The Consenting Second Lien Creditors and the Second Lien Committee agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Second Lien Creditors and the Second Lien Committee shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the Second Lien Indentures against any such Caesars Party.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not (i) constitute a waiver with respect to any defaults or any Events of Defaults as defined under the Second Lien Indentures, (ii) prevent any Consenting Second Lien Creditor or Second Lien Committee Member from enforcing its rights with respect to any non-Caesars Parties under any documents relating to the Second Lien Indentures, including, but not limited to and for the avoidance of doubt, any intercreditor documents, and (iii) bar any Consenting Second Lien Creditor or Second Lien Committee Member from filing a proof of claim or taking action to establish the amount of such Claim.

4. Stay of Second Lien Guaranty Cases.

(a) Consenting Second Lien Creditors. Within one (1) Business Day of the Agreement Effective Date, each Consenting Second Lien Creditor shall sign the applicable instruction letter attached hereto as Exhibit D affirmatively instructing the Second Lien Guaranty Plaintiffs to (i) execute and file the stipulation attached to such instruction letter, which seeks to mutually stay the prosecution of the Second Lien Guaranty Cases, (ii) discontinue without prejudice the prosecution of the Second Lien Guaranty Cases (and, for the avoidance of doubt, shall not direct the Second Lien Guaranty Plaintiffs to prosecute the Second Lien Guaranty Cases during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Second Lien Committee, the applicable Trustee, and CEC), and (iii) in the event the stays sought pursuant to Section 2(b)(viii) and this Section 4 are not granted with respect to the Second Lien Guaranty Cases, direct the applicable Second Lien Guaranty Plaintiff, along with CEC, to execute and file stipulations voluntarily withdrawing the pending cross-motions for summary judgment without prejudice, provided, however, that the direction letter shall not be delivered to the Second Lien Guaranty Plaintiffs unless and until the date and time upon which CEC may terminate this Agreement pursuant to Section 11(c) has expired.

(b) Second Lien Guaranty Plaintiffs. Within one (1) Business Day of receiving an instruction letter from the applicable Consenting Second Lien Creditors pursuant to Section 4(a) herein, each Second Lien Guaranty Plaintiff shall (i) execute and file the stipulation attached to the applicable instruction letter providing for a stay without prejudice of the prosecution of the Second Lien Guaranty Cases, (ii) discontinue the prosecution of the Second Lien Guaranty Cases except as may be necessary or appropriate to seek approval of the foregoing stipulation or otherwise conduct ministerial acts in connection with the Second Lien Guaranty Cases, and (iii) in the event the stays sought pursuant to Section 2(b)(viii) and this Section 4 are not granted with respect to the Second Lien Guaranty Cases, CEC and the applicable Second Lien Guaranty Plaintiff will each execute and file stipulations voluntarily withdrawing the pending cross-motions for summary judgment without prejudice, solely to the extent such claims will remain fully preserved notwithstanding such withdrawal and on such terms as to allow the motions to be re-filed without delay or prejudice.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (or the Company as specifically identified below) shall:

(i) (A) file or otherwise submit any and all documents (including, without limitation, the Definitive Documentation), applications and other requests in connection with obtaining, and use its commercially reasonable efforts to obtain, any and all required Bankruptcy Court, governmental, regulatory, licensing or other orders, approvals, licenses or consents, (including, without limitation, any necessary third-party consents) necessary to the implementation and consummation of the Restructuring, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (B) exercise its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring, including but not limited to entry of the Confirmation Orders, in each case, as promptly as practicable in order to ensure that the Restructuring is consummated by the Outside Date, (C) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (D) operate the Company and CEC in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan, as shared with the Second Lien Committee prior to the Agreement Effective Date, taking into account the Restructuring and the commencement of the Chapter 11 Cases and a CEC Chapter 11 Case;

(ii) promptly notify or update Jones Day upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Second Lien Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C)

developments, negotiations, or proposals relating to the Caesars Cases and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that could reasonably be expected to materially impede or prevent consummation of the Restructuring;

(iii) unless a Caesars Party obtains the prior written consent of a Consenting Second Lien Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Second Lien Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Second Lien Creditor with the corresponding data provided to the Company by the Consenting Second Lien Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Second Lien Creditors with prompt notice of any such request or requirement so that such Consenting Second Lien Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Second Lien Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Second Lien Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Second Lien Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement;

(iv) use commercially reasonable efforts to have the New CEC Common Equity listed on a national exchange following the Effective Date;

(v) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, if applicable, posted on the Company’s or CEC’s website, or otherwise made publicly available.

(vi) the Company shall request the Bankruptcy Court to hold in abeyance its objections to the proofs of claim filed in respect of the Second Lien Claims by the Trustees and Collateral Agent [ECF Nos. 3915, 3916] (provided that, such objections shall be deemed withdrawn upon the Effective Date of the CEOC Plan); provided, however, that if the Bankruptcy Court denies such stay, the Company will withdraw without prejudice objections to such claims (and, for the avoidance of doubt, shall not direct or support any other party to prosecute or support such claim objections) during the term of this Agreement, other than to assert claims or causes of action that may be subject to a statute of limitations or similar defense and are not subject to a tolling agreement reasonably satisfactory to the Company, the Second Lien Committee, and the applicable Trustee;

(vii) as soon as reasonably practicable after the Agreement Effective Date, the Company shall request the Bankruptcy Court to hold in abeyance any ruling on the Company’s request for dismissal of the Involuntary Petition;

(viii) the Company shall request the Bankruptcy Court to hold in abeyance its adversary proceeding against the Trustees and the Collateral Agent captioned Caesars Entertainment Operating Company, Inc. v. BOKF, N.A., Wilmington Savings Fund Society, FSB, and Delaware Trust Company, Adv. Case No. 16-00345 (ABG) (provided that, such adversary proceeding shall be deemed withdrawn upon the Effective Date of the CEOC Plan); provided, however, that if the Bankruptcy Court denies such stay, the Company will withdraw without prejudice any pending motions in such adversary proceeding (provided that to the extent that any such motion is subject to a time limitation from when it can be brought under the Federal Rules of Civil Procedure or other applicable rules or statutes, the Company, the Second Lien Committee, and the applicable Trustee will meet and confer in good faith on a stipulation preserving the right to bring such motion);

(ix) all Second Lien Bond Fees and Expenses incurred by the Trustees (other than Jones Day’s fees incurred by WSFS) (a) prior to September 26, 2016, to the extent not otherwise or already paid by the Company in connection with the Chapter 11 Cases, and (b) on and after September 26, 2016 and through the Effective Date on a monthly basis, shall be paid in cash by the Company, subject to an order of the Bankruptcy Court; provided that if the Company either fails to obtain an order from the Bankruptcy Court by December 15, 2016 or such amounts remain unpaid, CEC shall pay (a) (i) $7.95 million to BOKF; (ii) $3.1 million to WSFS; and (iii) $1.3 million to Delaware Trust of such Second Lien Bond Fees and Expenses incurred through September 26, 2016 by no later than December 20, 2016, provided that the Company and the Second Lien Committee hereby agree to revise the CIE Agreement to provide for such payments, provided, further, that the Company and the Second Lien Committee hereby agree to permit CEC to be paid the “Accrued and Unpaid Amount” (as defined in the CIE Agreement) prior to making such payments, and (b) unpaid Second Lien Bond Fees and Expenses described in this Section 5(a)(ix), whether incurred prior to or after the Agreement Effective Date, upon entry of the CEOC Confirmation Order or on the Effective Date to the extent incurred after entry of the CEOC Confirmation Order through the Effective Date; provided further that the Company shall file the motion in a form reasonably acceptable to the Second Lien Committee and the Trustees after sufficient time to review and comment on such motion, seeking authority to pay such Second Lien Bond Fees and Expenses incurred by the Trustees within 7 Business Days of the Agreement Effective Date; provided, further, that if the

Company, after good faith efforts, cannot receive a final order from the Bankruptcy Court, CEC shall pay such Second Lien Bond Fees and Expenses upon entry of the CEOC Confirmation Order, provided further that the obligations of CEOC and CEC under this Section 5(a)(ix) shall be joint and several and the CEC Plan and the CEOC Plan shall provide only such terms consistent with this Section 5(a)(ix);

(x) all Second Lien Bond Fees and Expenses, other than those covered by Section 5(a)(ix) above, incurred (a) prior to September 26, 2016, to the extent not otherwise or already paid by the Company in connection with the Chapter 11 Cases, provided, however, that the aggregate amount of Second Lien Bond Fees and Expenses under Section 5(a)(ix)(a) and this
Section 5(a)(x)(a) shall not exceed $47 million, and (b) on and after September 26, 2016 and through the Effective Date shall be paid in cash by the Company, subject to a final order of the Bankruptcy Court, on the Effective Date; provided that if the Company, after good faith efforts, cannot receive a final order from the Bankruptcy Court, CEC shall pay such Second Lien Bond Fees and Expenses upon entry of the CEOC Confirmation Order; provided, however, that no Second Lien Bond Professionals, except for the Trustees and their professionals, and Jones Day, shall be paid their Second Lien Bond Fees and Expenses unless and until all their clients have signed this Agreement;

(xi) maintain, preserve, and prevent the loss of any materials or information relevant to any claim or defense in any matter arising under, related to, or in connection with the Chapter 11 Cases, any adversary proceeding related to the Chapter 11 Cases, the Caesars Cases, the SDNY Guaranty Cases, the Second Lien Guaranty Cases, and the Estate Claims Complaint;

(xii) if necessary and applicable because the Second Lien Lawsuit is not stayed pursuant to Section 2(c)(ii) on account of the applicable court not agreeing to such stay, CEC will execute and file stipulations voluntarily withdrawing any pending motions without prejudice, solely to the extent such claims will remain fully preserved notwithstanding such withdrawal;

(xiii) as of the Effective Date, CEC shall terminate the Services Agreement, dated as of January 28, 2008, by and among CEC (f/k/a Harrah’s Entertainment, Inc.), Apollo Management VI, L.P., Apollo Alternative Assets, L.P. and TPG Capital, L.P., as it may have been amended, modified, supplemented from time to time, and any similar agreements that provide for the payment of fees to Apollo Global Management, LLC, TPG Capital, L.P. or any of their Affiliates and such termination shall not require any payment by or cost to CEC, including for any accrued and unpaid amounts as of the Effective Date; and

(xiv) upon the Effective Date, consent to dismissal, as moot, of the Involuntary Petition, and refrain from seeking and release any claims for damages or reimbursement from the entities that filed the Involuntary Petition of any fees and expenses of the Debtors or any other Caesars Party relating to the Involuntary Petition.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Second Lien Committee) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as any Second Lien Bond Professionals have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that the Caesars Parties will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between the Second Lien Bond Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify such Second Lien Bond Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal and copies of any documents comprising or describing such Alternative Proposal; Such Caesars Party shall keep such Second Lien Bond Professionals informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal;

(ii) file, accept, support, participate in the preparation, negotiate or discuss any plan, disclosure statement or other pleading that is materially inconsistent with the Restructuring;

(iii) (A) publicly announce (x) its intention not to pursue the Restructuring or (y) terms of a restructuring that are materially inconsistent with this Agreement; (B) suspend, revoke, hinder, obstruct, modify or delay any aspect of the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not in substance consistent with this Agreement in any way or are not otherwise reasonably acceptable to the Second Lien Committee (as evidenced by its written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC; or

(iv) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or could reasonably be expected to materially impair, the ability of the any Caesars Party to perform its obligations under the Restructuring relative to its ability to perform its obligations under the Restructuring as of the date hereof (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated as of the date hereof).

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Second Lien Committee) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by CES or any Caesars Party.

(d) Additional Affirmative Covenants of the Caesars Parties.

(i) Subject to the terms and conditions hereof, the Company and CEC (after a CEC Petition Date), as applicable, shall to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases or a CEC Chapter 11 Case, posted on the Company’s or CEC’s website, or otherwise made publicly available.

(ii) CEC shall pay, subject to and following receipt by counsel to CEC of a properly completed IRS Form W-9 and a notarized writing that First Lien Bond Debt held by the First Lien Bond Party are First Lien Fee Bonds, (A) one half (1/2) of the 1L RSA Forbearance Fee to the First Lien Fee Bond Parties on account of such lenders’ First Lien Fee Bonds on the later of ten (10) business days after the Agreement Effective Date or five (5) business days after CEC receives funds subject to the CIE Agreement in an amount sufficient to pay such amounts, and the Company, the Second Lien Committee and CEC hereby agree that distribution to CEC of the funds required to pay such amounts shall occur no later than five (5) business days after the Agreement Effective Date; and (B) one half (1/2) of the 1L RSA Forbearance Fee to the First Lien Fee Bond Parties on account of such lenders First Lien Fee Bonds on the Effective Date; provided, further, that the aggregate amount of 1L RSA Forbearance Fees payable to First Lien Fee Bond Parties shall not exceed $15,000,000 in the aggregate, provided, further, that notwithstanding such $15,000,000 limit, First Lien Fee Bond Parties that are also parties to the Second Lien Cooperation Agreement and that enter into an agreement to terminate the Second Lien Cooperation Agreement shall be entitled to receive payment in full of the 1L RSA Forbearance Fees without regard to the $15,000,000 limit, provided, further, that the 1L RSA Forbearance Fees payable to First Lien Fee Bond Parties that agree to terminate the Second Lien Cooperation Agreement shall not exceed $11,644,000 in the aggregate. For the avoidance of doubt, Consenting Second Lien Creditors entitled to receive the RSA Forbearance Fee (as defined in the First Lien Bond RSA) pursuant to the terms of the First Lien Bond RSA or the First Lien Bank RSA shall continue to be entitled on the Effective Date to any unpaid portion thereof and shall not receive the 1L RSA Forbearance Fee under this Agreement with respect to First Lien Bond Debt that is not First Lien Fee Bonds.

(e) Additional Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Caesars Parties (except with the prior written consent of the Second Lien Committee) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Second Lien Creditors or the Second Lien Committee and or any Caesars Party’s ability to consummate the Restructuring, and other than as required by the Plans, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Second Lien Creditors or the Second Lien Committee Members, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) that will materially impair any Caesars Party’s ability to consummate the Restructuring of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the Second Lien Bond Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the Second Lien Bond Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not otherwise consented to by the Second Lien Committee;

(vi) enter into or negotiate any settlement, proposed settlement, or other agreement or understanding affecting in any way (other than as contemplated by this Agreement and the Restructuring) of (a) any claim mentioned in the Examiner’s report, (b) any claim against CEC based upon, arising out of or related to any guarantee or (c) any other claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s or CEC’s ability to consummate the Restructuring;

(vii) file, support, amend or modify the Plans in a way that adversely impacts, or materially impairs any Caesars Party’s ability to provide the treatment of, and the identical economic recoveries available to, the holders of Second Lien Bond Claims under the CEOC Plan and as contemplated by this Agreement, or contains other terms that are not otherwise reasonably acceptable to the Second Lien Committee;

(viii) engage in any activity, whether directly or indirectly, seeking to amend, modify, or alter the Trust Indenture Act of 1939 in any way; or

(ix) initiate or prosecute any action or claim against any Second Lien Committee Member or its representatives or advisors or funds or accounts managed or advised by the entities who serve as managers or advisors of the Second Lien Committee Members, in their respective capacities as such.

(f) The Company and CEC each acknowledge that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Plans in the exercise of its fiduciary duties.

(g) Additional Further Negative Covenants of Caesars Parties and CAC. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Caesars Parties and CAC (except with the prior written consent of the Second Lien Committee) shall not, directly or indirectly through any of their Debtor or non-Debtor subsidiaries take any actions outside the ordinary course of business that would have a material adverse effect on Consenting Second Lien Creditors’ recoveries under the Plans or the contributions to be provided to the Debtors under the Plans, provided, however, that it is acknowledged and agreed that the sale contemplated by the CIE SPA has closed on the terms set forth in the CIE SPA and the use of proceeds from such sale may be used as contemplated by the CIE Agreement and any stipulation governing such distribution, provided, further, that nothing herein affects CAC’s ability to act in a manner determined by CAC’s independent directors, acting in good faith and based upon advice of counsel, to be required in connection with the exercise of their fiduciary duties under applicable law.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or, if later, the date that such Party (or if such Party is a Transferee, such Transferee) first became or becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; provided, however, that the Second Lien Committee is created by statute and no Second Lien Committee Member and no such Member’s employees, representatives, agents, advisors and affiliates shall have any personal liability whatsoever under this Agreement in its capacity as a Second Lien Committee Member;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, the foregoing shall not apply with respect to any Caesars Party on account of any defaults arising from the commencement of the Chapter 11 Cases, a CEC Chapter 11 Case, or the pendency of the Restructuring.

(b) The Caesars Parties represent and warrant to the other Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

7. Ownership of Claims. Each Consenting Second Lien Creditor, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Second Lien Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), (B) an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Second Lien Creditors or by the Second Lien Committee. The Requisite Consenting Second Lien Creditors or the Second Lien Committee may terminate this Agreement upon delivery of written notice to CEOC, CEC and CAC in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 8(a), 8(b), 8(d), 8(e), or 8(f), during the continuation of, any of the following events (each, a “Creditor Termination Event”), provided, that, for the avoidance of doubt, any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals (Docket Nos. 15-2124-cv, 15-2141-cv) or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a Creditor Termination Event:

(a) the breach by any of the Caesars Parties of any of its obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach of covenant or obligation (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by CEOC, CEC and CAC, of written notice of such breach from the Requisite Consenting Second Lien Creditors or the Second Lien Committee;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction (including, without limitation, the Bankruptcy Court), of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action (if curable) remains uncured for a period of five (5) consecutive Business Days after the receipt by the CEOC, CEC and CACs of written notice of such event;

(c) other than pursuant to a motion filed by any Consenting Second Lien Creditor, any Trustee, or the Second Lien Committee, a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases or a CEC Chapter 11 Case;

(d) other than pursuant to a motion filed by any Consenting Second Lien Creditor, any Trustee, or the Second Lien Committee, the Chapter 11 Cases or a CEC Chapter 11 Case shall have been converted to cases under chapter 7 of the Bankruptcy Code or dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation or other documents necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Second Lien Committee (as evidenced by their written approval, which approval may be conveyed in writing by counsel including by electronic mail), the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by CEOC, CEC, and CAC of written notice of such material inconsistency;

(f) a Caesars Party, or any of their respective Affiliates enters into or otherwise publicly discloses an agreement, or files any motion or pleading with a court of competent jurisdiction (including, without limitation, the Bankruptcy Court), in each case, that is not in substance consistent with this Agreement and such agreement, motion or pleading has not been terminated, modified or withdrawn within two (2) Business Days of each of the Company’s and CEC’s receiving written notice from the Requisite Consenting Second Lien Creditors or the Second Lien Committee that such agreement, motion or pleading is inconsistent with this Agreement, unless such agreement, motion or pleading does not provide for or seek, and could not result in, relief that could have any adverse impact on the interest of holders of Second Lien Bond Claims in connection with the Restructuring;

(g) a Caesars Party executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal or otherwise states or announces the terms of an Alternative Proposal;

(h) a CEC Bankruptcy Event, unless consented to by CEC within fifteen days of such CEC Bankruptcy Event or commenced by CEC;

(i) CEC enters into a settlement or other agreement in respect of (i) any claim mentioned in the Examiner’s report or (ii) any of the counts asserted against it in any of the SDNY Guaranty Cases that will materially impair the Company’s or CEC’s ability to consummate the Restructuring;

(j) if any Caesars’ Parties RSA shall terminate and/or otherwise be of no further force and effect;

(k) if the First Lien Bond RSA has been terminated as a result of the occurrence of an event under Section 8(v) of the First Lien Bond RSA; or

(l) the Effective Date has not occurred by the Outside Date, provided that the neither the Requisite Consenting Second Lien Creditors or the Second Lien Committee can exercise such termination right unless such Requisite Consenting Second Lien Creditors or the Second Lien Committee have been working in good faith to consummate the Restructuring, including, but not limited to, cooperating with the Caesars Parties’ efforts to obtain regulatory approvals, third party financings, and all other conditions precedent to the effectuation of the Plans.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties and (b) the Second Lien Committee.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event”), provided, that, for the avoidance of doubt, any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614

(S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals (Docket Nos. 15-2124-cv, 15-2141-cv), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a Company Termination Event:

(a) the breach by any Restructuring Support Party (other than the Caesars Parties) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of Second Lien Bond Debt (measured by notional value), and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, the Consenting Second Lien Creditors, and the Second Lien Committee of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under this Agreement, including Section 5(a)(i); or

(c) the Effective Date has not occurred by the Outside Date, provided that the Company cannot exercise such termination right unless all Caesars Parties have been working diligently and in good faith to consummate the Restructuring, including, but not limited to, seeking all regulatory approvals, third party financings, and all other conditions precedent to the effectuation of the Plans.

11. CEC Termination Events. CEC may terminate this Agreement upon delivery of written notice to the other Parties in accordance with Section 26 hereof at any time after the occurrence of, and in the case of Sections 11(b), 11(d), or 11(f) during the continuation of, any of the following events (each, a “CEC Termination Event,” and together with the Creditor Termination Events, and the Company Termination Events, the “Termination Events”), provided, that, for the avoidance of doubt, any decision in the Caesars Cases or in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals (Docket Nos. 15-2124-cv, 15-2141-cv), or any legislative change to the Trust Indenture Act of 1939 shall not give rise to a CEC Termination Event:

(a) the breach by any Restructuring Support Party (other than the Caesars Parties) of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects CEC’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from CEC of written notice of such breach; provided that, with respect to a breach by one or more Consenting Second Lien Creditors, the foregoing shall apply only if (x) non-breaching Consenting Second Lien Creditors with power to vote in favor of the Plans do not then hold at least 2/3 plus one dollar of Second Lien Bond Debt (measured by notional value), and (y) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Caesars Parties, the Consenting Second Lien Creditors, and the Second Lien Committee of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under this Agreement, including Section 5(a)(i);

(c) a 105 Injunction Order as to all of the Caesars Cases, including for avoidance of doubt the Trilogy Case, is not in full force and effect through the Effective Date of the CEOC Plan; provided, that CEC may only terminate this Agreement pursuant to this Section 11(c) no later than 18 hours prior to the scheduled commencement date and time of any hearing on the motions for summary judgment in the Caesars Cases;

(d) other than pursuant to a motion filed by the Caesars Parties or their Affiliates, the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code, or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if (i) a 105 Injunction Order as to the Second Lien Guaranty Cases is not in full force and effect, (ii) a stay of the Second Lien Guaranty Cases pursuant to Section 4 herein is not entered and in full force and effect prior to the commencement of any hearing on a motion for summary judgment in the Caesars Cases, and (iii) in the event a 105 Injunction Order as to the Second Lien Guaranty Cases is not in full force and effect and the stays sought pursuant to Section 4 herein are not granted, the Second Lien Guaranty Plaintiffs have not, prior to the commencement of any hearing on a motion for summary judgment in the Caesars Cases, withdrawn without prejudice all pending motions in the Second Lien Guaranty Cases including, but not limited to, any motions for summary judgment in a manner consistent with Section 4(b), provided, however, that CEC may only terminate the Agreement pursuant to this Section 11(e) prior to the commencement of any hearing on any pending motion for summary judgment in any of the Caesars Cases; or

(f) the Effective Date has not occurred by the Outside Date, provided that the CEC cannot exercise such termination right unless all Caesars Parties have been working diligently and in good faith to consummate the Restructuring, including, but not limited to, seeking all regulatory approvals, third party financings, and all other conditions precedent to the effectuation of the Plans.

12. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8, Section 9, Section 10, or Section 11 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Except to the extent specified in paragraph (c) below, upon the termination of this Agreement pursuant to Section 8, Section 9, Section 10, or Section 11 hereof all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 8 hereof, the terminating Consenting Second Lien Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Second Lien Creditor.

(c) Notwithstanding Section 13(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 16 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Second Lien Creditor or the Second Lien Committee from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 13(b)), unless otherwise agreed to in writing by such Consenting Second Lien Creditor or Second Lien Committee (as applicable), any and all votes, approvals, or consents, as applicable, delivered by such Consenting Second Lien Creditor or Second Lien Committee and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, advisors, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

13. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a), (b), and (c) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in (except for any lien or security interest in favor of a broker-dealer over property held in an account with such broker-dealer generally and which lien or security interest is released upon any transfer of such property) offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and Jones Day a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Second Lien Creditor to an Affiliate of such Consenting Second Lien Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 14(a) shall be deemed a Consenting Second Lien Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 14(a) shall remain liable in all respects for any breach of this Agreement by such transferee;

(b) any Transfer by one Consenting Second Lien Creditor to another Consenting Second Lien Creditor; and

(c) any Transfer by one Consenting Second Lien Creditor of First Lien Bonds to a holder of First Lien Bond Debt who is either a party to the First Lien Bond RSA or who signs a joinder to the First Lien Bond RSA.

Any Transfer of any Restructuring Support Party’s Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims, such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, the Second Lien Indentures and the Unsecured Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such Claim is a Consenting Second Lien Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein and the Qualifed Marketmaker provides the Company and Jones Day notice of such sale or assignment to such Consenting Second Lien Creditor or a copy of such executed Transfer Agreement; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires debt from an entity who is not a Consenting Second Lien Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(b)(iv) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

14. Cooperation.

(a) During the Chapter 11 Cases, the Company shall use reasonable best efforts to provide to Jones Day (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

(b) During a CEC Chapter 11 Case, CEC shall use reasonable best efforts to provide to Jones Day (i) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents CEC intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when CEC intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case CEC shall notify telephonically or by electronic mail counsel to the other Parties to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (ii) copies of all material documents actually filed by CEC with the Bankruptcy Court promptly but not later than one (1) day after such filing.

15. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the Second Lien Committee; provided, however, that:

(a) no such consents shall be required from any Second Lien Committee Member with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to Second Lien Bond Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of Second Lien Bond Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring, including the value of any guaranties of indebtedness or other obligations to be provided by CEC thereunder), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Second Lien Creditors” or (ii) Section 14 hereof, shall require the written consent of the Company, CEC, and each Consenting Second Lien Creditor;

(c) any amendment to this Agreement to the defined term “Requisite Consenting Second Lien Creditors” shall require the written consent of the Second Lien Committee, the Caesars Parties, and each Second Lien Committee Member;

(d) any amendment that would materially and adversely affect any Consenting Second Lien Creditor that is a holder of Second Lien Bond Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of Second Lien Bond Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Second Lien Creditor;

(e) for the avoidance of doubt, any waiver of any of the conditions to the effectiveness of this Agreement set forth by Section 17 hereof may be waived only upon the express written consent of each of the Caesars Parties and the Second Lien Committee;

(f) the Company in the Chapter 11 Cases may waive application of the representations and warranties set forth by Section 6(a)(ii) and Section 6(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with CEC;

(g) CEC in a CEC Chapter 11 Case may waive application of the representations and warranties set forth by
Section 6(a)(ii) and Section 6(a)(iii) hereof in all or in part with respect to any Consenting Second Lien Creditor in its sole discretion, but in consultation with the Company;

(h) any amendment to Sections 16(b), 16(d), or this 16(h) hereof shall require the consent of each Consenting Second Lien Creditor;

(i) any amendment to Sections 16(c) or this 16(i) hereof shall require the consent of each Second Lien Committee Member; and

(j) any amendment that would reduce the distributions to holders of Second Lien Bond Claims under the CEOC Plan shall require the written consent of the Second Lien Committee and the Requisite Consenting Second Lien Creditors.

16. Conditions to Effectiveness. This Agreement shall only become effective and enforceable against the parties hereto on the date that this Agreement shall have been executed by (i) the Caesars Parties; (ii) the Second Lien Committee; and (iii) all Second Lien Committee Members that are holders of Second Lien Bond Debt (the date upon which this Agreement becomes so effective, the “Agreement Effective Date”).

17. Entire Agreement. This Agreement, including the Plans and the Definitive Documents, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

18. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing. The Parties further acknowledge and agree that, if a CEC Bankruptcy Event occurs, (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code with respect to any CEC bankruptcy and (b) CEC hereby waives its right to assert a contrary position in any such bankruptcy with respect to the foregoing and agrees that it will cooperate fully with Consenting Second Lien Creditors and the Second Lien Committee in obtaining a modification of the automatic stay to the extent necessary to permit Consenting Second Lien Creditors and the Second Lien Committee to exercise their and its rights under this Agreement.

19. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Second Lien Creditor has any duty of trust or confidence in any kind or form with any other Consenting Second Lien Creditor or the Second Lien Committee, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Second Lien Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company, any other Consenting Second Lien Creditor, or the Second Lien Committee, subject to applicable securities laws, the terms of this Agreement, and the terms of the Second Lien Indentures; provided, however, that no Consenting Second Lien Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Second Lien Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided however, that if a CEC Bankruptcy Event occurs, the court in which the proceeding initiated by such CEC Bankruptcy Event is pending shall have concurrent jurisdiction to enforce CEC’s compliance with this Agreement; provided, further, that nothing in this Agreement shall be deemed a consent or submission by CAC to the jurisdiction of the Bankruptcy Court for any purpose, including with respect to any disputes under or relating to this Agreement, and the Company and CAC reserve all rights in this regard.

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tlambert@caesars.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

Facsimile: (212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com

Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

E-mail Address: tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone: (212) 373-3000
Facsimile (212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone: (213) 892-4000
Facsimile: (213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

If to CAC:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

Attn:	Christopher Harris
Mark Broude
Raymond Y. Lin

Telephone: (212) 906-1200
Facsimile: (212) 751-4864

E-mail Address:	christopher.harris@lw.com
mark.broude@lw.com
raymond.lin@lw.com

If to a Consenting Second Lien Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

Jones Day
555 South Flower Street, Fiftieth Floor
Los Angeles, CA 90071

Attn:	Bruce Bennett
Sidney P. Levinson
Joshua M. Mester

Telephone: (213) 489-3939
Facsimile: (213) 243-2539

E-mail Address:	bbennett@jonesday.com
slevinson@jonesday.com
jmester@jonesday.com

If to the Second Lien Committee:

Jones Day
555 South Flower Street, Fiftieth Floor
Los Angeles, CA 90071

Attn:	Bruce Bennett
Sidney P. Levinson
Joshua M. Mester

Telephone: (213) 489-3939
Facsimile: (213) 243-2539

E-mail Address:	bbennett@jonesday.com
slevinson@jonesday.com
jmester@jonesday.com

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations and communications relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

29. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

30. Access. The Company and CEC will promptly provide the Second Lien Bond Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s or CEC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company or CEC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate. CAC will promptly provide the Second Lien

Committee Professionals reasonable access, upon reasonable notice, to information reasonably requested concerning the business and operations of CAC (subject to any confidentiality obligations or privileges of CAC); provided, however, that CAC’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the CAC, on one hand, and a Party, on the other hand, shall be deemed to be appropriate.

31. Qualification on Second Lien Creditor and Committee Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Second Lien Creditor that is a separately managed fund or account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Second Lien Creditor that are not held through funds or accounts managed by such investment manager. The Parties further acknowledge that all representations, warranties, covenants, and other agreements made by the Second Lien Committee shall not apply to (or be deemed to be made in relation to) any Claims legally or beneficially owned by any holder of a Second Lien Bond Claim; provided, however, that all Second Lien Committee Members that are holders of Second Lien Bond Debt have also signed this Agreement as Consenting Second Lien Creditors.

32. Publicity. The Company and CEC shall exercise their reasonable best efforts to submit drafts to the Second Lien Committee Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

33. CEC Bankruptcy or Similar Proceeding. Except as otherwise provided herein, nothing herein shall be construed to limit or impair in any way any Consenting Second Lien Creditor’s, the Second Lien Committee’s, any Trustee’s or the Collateral Agent’s respective rights or ability to appear in or take any other action to protect its interests (or, in the case of the Trustee and the Collateral Agent, the interests of their beneficiaries) in connection with any proceeding related to a CEC Chapter 11 Case.

34. Second Lien Committee. Notwithstanding any Consenting Second Lien Creditors being members of the Second Lien Committee, all Consenting Second Lien Creditors are entering into this Agreement in their individual capacities as creditors of the Company and not as members of the Second Lien Committee.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Randall S. Eisenberg
Name: Randall S. Eisenberg
Title: Chief Restructuring Officer

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

CAESARS ACQUISITION COMPANY, solely in respect of Sections 2(b)(vii), 5(g) and 30

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	CFO